Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-130074

Amendment No. 1 to Pricing Supplement to the Prospectus dated December 5, 2006, the Prospectus Supplement dated December 5, 2006, and
the Prospectus Supplement No. 634 dated June 1, 2007 — No. 667

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B
$15,000,000
Enhanced Participation Index-Linked Notes due 2015
(Linked to a Basket of Indices Comprised of
the S&P 500® Index, the Russell 2000® Index and the MSCI® EAFE Index)

        The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 13, 2015, subject to adjustments as described elsewhere in this amended pricing supplement) is linked to the performance of a weighted basket of three equity indices, as measured during the period beginning on and including the trade date (October 3, 2007) to and including the determination date (which will be October 5, 2015, subject to adjustments as described elsewhere in this amended pricing supplement). The indices comprising the basket (which we refer to as the basket indices) have the following weighting percentages within the basket (which we refer to as the basket weightings): the S&P 500®Index (60%), the Russell 2000® Index (20%) and the MSCI® EAFE Index (20%).

        Your return, if any, on the notes at maturity will be based on the performance of this weighted basket of indices. The initial basket level will be 100, calculated as the sum of the basket weightings (which will be expressed as amounts rather than percentages) for each of the basket indices as listed above. The final basket level will be the basket closing level on the determination date. The basket closing level on any trading day will equal the sum of the products, as calculated for each basket index, of the closing level of such basket index on such trading day multiplied by the weighting multiplier for such basket index.

        To determine your payment at maturity, we will first calculate the percentage increase or decrease, if any, in the final basket level from the initial basket level, which we refer to as the basket return and which may be positive (if the basket level increases over the life of the notes), negative (if the basket level decreases over the life of the notes) or equal to zero (if the basket level has not increased or decreased as of the determination date). We will then calculate the amount which you will be paid for each $1,000 face amount of your notes on the stated maturity date as follows:

•	if the basket return is positive, we will pay you an amount equal to (1) the $1,000 face amount plus (2) the face amount multiplied by the basket return times 119.25% (which we refer to as the participation rate); and
•	if the basket return is negative or equal to zero, we will pay you the $1,000 face amount.

        Because the basket return can be negative or equal to zero, you may not receive more than the face amount at maturity. In any event, you will receive at least the face amount of your notes at maturity. The payment amount is calculated solely by reference to the final basket level on the determination date. The notes bear no interest and no other payments will be made prior to the stated maturity date.

        Assuming no changes in market conditions or any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 of this amended pricing supplement and the general terms of the index-linked notes found in “General Terms of the Index-Linked Notes” on page S-29 of the accompanying prospectus supplement no. 634.

        Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-19 of the accompanying prospectus supplement no. 634 and “Additional Risk Factors Specific to Your Notes” on page PS-7 of this amended pricing supplement so that you may better understand those risks.

Original issue date (settlement date): October 9, 2007	Original issue price: 100% of the face amount
Underwriting discount: 0.40% of the face amount	Net proceeds to the issuer: 99.60% of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amended pricing supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this amended pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this amended pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this amended pricing supplement is being used in a market-making transaction.

        “Standard & Poor’s 500®”, “S&P®”, “Standard & Poor’s®” and “S&P 500®” are trademarks of The McGraw-Hill Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.

        Russell 2000® Index is a trademark of Frank Russell Company and has been licensed for use by The Goldman Sachs Group, Inc. The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the notes.

        MSCI® is a registered trademark of Morgan Stanley Capital International Inc. The offered notes are not sponsored, endorsed, sold or promoted by Morgan Stanley Capital International Inc., and Morgan Stanley Capital International Inc. makes no representation regarding the advisability of investing in the offered notes.

Goldman, Sachs & Co.

Amendment No. 1 to Pricing Supplement dated October 3, 2007

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENTS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006
Prospectus Supplement No. 634 dated June 1, 2007

SUMMARY INFORMATION

       We refer to the notes we are offering by this amended pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this amended pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 634” mean the accompanying prospectus supplement no. 634, dated June 1, 2007, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Index-Linked Notes” on page S-29 of the accompanying prospectus supplement no. 634.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket indices: the S&P 500® Index, as maintained by Standard & Poor’s, the Russell 2000® Index, as maintained by Frank Russell Company and the MSCI® EAFE Index, as maintained by Morgan Stanley Capital International Inc.

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $15,000,000 in the aggregate for all the offered notes

Terms to be specified in accordance with the accompanying prospectus supplement no. 634:

•	type of notes: notes linked to a basket of indices
•	maximum supplemental amount: not applicable
•	minimum supplemental amount: not applicable
•	averaging dates: not applicable
•	interest: not applicable
•	redemption right or price dependent redemption right: not applicable

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to:

•	If the basket return is positive, (1) the $1,000 face amount plus (2) the face amount multiplied by the basket return times the participation rate; and
•	If the basket return is negative or equal to zero, the face amount

Initial index levels: 1539.59 for the S&P 500® Index, 826.15 for the Russell 2000® Index and 2323.62 for the MSCI® EAFE Index

Initial basket level: 100

Basket weightings: the weighting for each of the basket indices is set forth in the table below:

Index:	Weighting in Basket
S&P 500® Index	60%
Russell 2000® Index	20%
MSCI® EAFE Index	20%

100%

Final basket level: the basket closing level on the determination date

Basket closing level: the sum of the products, as calculated for each basket index, of the closing level of such basket index on any trading day multiplied by the weighting multiplier for such basket index

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Participation rate: 119.25%

Closing level: the official closing level of the relevant basket index or any successor index, published by the index sponsor at the regular weekday close of trading on the primary securities exchange for such basket index

Weighting multiplier: the weighting multiplier for each basket index is as follows:

•	with respect to the S&P 500® Index, the quotient of (1) the product of (i) the initial basket level of 100 times (ii) the basket weighting of 60% divided by (2) the initial index level of 1539.59, yielding a weighting multiplier of approximately 0.03897 for the S&P 500® Index
•	with respect to the Russell 2000® Index, the quotient of (1) the product of (i) the initial basket level of 100 times (ii) the basket weighting of 20% divided by (2) the initial index level of 826.15, yielding a weighting multiplier of approximately 0.02421 for the Russell 2000® Index
•	with respect to the MSCI® EAFE Index, the quotient of (1) the product of (i) the initial basket level of 100 times (ii) the basket weighting of 20% divided by (2) the initial index level of 2323.62, yielding a weighting multiplier of approximately 0.00861 for the MSCI® EAFE Index

Trade date: October 3, 2007

Original issue date (settlement date): October 9, 2007

Stated maturity date: October 13, 2015, unless postponed as described under “General Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-32 of the accompanying prospectus supplement no. 634

Determination date: October 5, 2015, unless postponed as described under “General Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date – Notes Linked to a Basket of Indices” on page S-32 of the accompanying prospectus supplement no. 634 and “— Consequences of a Market Disruption Event or a Non-Trading Day – Notes Linked to a Basket of Indices” on page S-34 of the accompanying prospectus supplement no. 634

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman, Sachs & Co.

Business day: as described under “General Terms of the Index-Linked Notes — Special Calculation Provisions — Business Day” on page S-38 of the accompanying prospectus supplement no. 634

Trading day: as described under “General Terms of the Index-Linked Notes — Special Calculation Provisions — Trading Day” on page S-38 of the accompanying prospectus supplement no. 634

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-42 of the accompanying prospectus supplement no. 634

ERISA: as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying prospectus supplement no. 634

CUSIP no.: 38143UCG4

ISIN no.: US38143UCG40

HYPOTHETICAL EXAMPLES

        The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant. The examples below are based on final basket levels that are entirely hypothetical; no one can predict what the market value of the basket indices will be on the determination date. The basket indices have been highly volatile in the past — meaning that their levels have changed considerably in relatively short periods — and their performance cannot be predicted for the future.

        Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket indices or the underlying index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the underlying index stocks.

        If the basket return is positive, the total payment amount on each offered note at the stated maturity date will exceed the outstanding face amount. If the basket return is less than or equal to zero, the holder of each offered note will receive only the face amount.

        We have assumed for the following table and chart that the closing levels of the basket indices on the determination date will be the same as they are on the stated maturity date. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page PS-7.

        The table and chart below also assume that there is no change in or affecting the composition of the index stocks in the basket indices or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular basket index, and that no market disruption event occurs with respect to any basket index.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	119.25%
Initial basket level	100
No market disruption event occurs with respect to either of the basket indices
No change in or affecting any of the index stocks or the method by which the index sponsors calculate the basket indices
Notes purchased on original issue date and held to the stated maturity date

        For these reasons, the actual performance of the basket over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this amended pricing supplement. For information about the historical levels of the basket indices during recent periods, see “The Basket Indices — Historical High, Low and Closing Levels of the Basket Indices” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket indices between the date of this amended pricing supplement and the date of your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

        The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
250.00%	278.875%
200.00%	219.25%
175.00%	189.438%
150.00%	159.625%
125.00%	129.813%
110.00%	111.925%
100.00%	100.00%
90.00%	100.00%
80.00%	100.00%
70.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

        The final basket level will be determined by reference to the performance of each of the basket indices as determined on the determination date.

        The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level of less than 100% of the initial index level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount equal to 100% of the face amount for each of your notes (the horizontal line starting from the 100% marker on the vertical axis).

        The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors”on page S-21 of the accompanying prospectus supplement no. 634.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the levels of the basket indices and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006, and “Additional Risk Factors Specific to Your Notes” in the accompanying prospectus supplement no. 634. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the basket indices that comprise the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) is Significantly Less than the Original Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

PS-7

THE BASKET INDICES

Historical High, Low and Closing Levels of the Basket Indices

        The respective closing levels of the basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket indices during any period shown below is not an indication that the basket indices are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the basket indices as an indication of future performance. We cannot give you any assurance that the future performance of the basket indices or the index stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the basket indices. The actual performance of the basket indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

        The table below shows the high, low and final closing levels of the basket indices for each of the four calendar quarters in 2005, 2006 and 2007, through October 2, 2007. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2005
Quarter ended March 31	1225.31	1163.75	1180.59
Quarter ended June 30	1216.96	1137.50	1191.33
Quarter ended September 30	1245.04	1194.44	1228.81
Quarter ended December 31	1272.74	1176.84	1248.29
2006
Quarter ended March 31	1307.25	1254.78	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ended September 30	1553.08	1406.70	1526.75
Quarter ending December 30, 2007 (through October 2, 2007)	1547.04	1539.59	1539.59

Quarterly High, Low and Closing Levels of the Russell 200® Index

	High	Low	Close
2005
Quarter ended March 31	644.95	604.53	615.07
Quarter ended June 30	644.19	575.02	639.66
Quarter ended September 30	688.51	643.04	667.80
Quarter ended December 31	690.57	621.57	673.22
2006
Quarter ended March 31	765.14	684.05	765.14
Quarter ended June 30	781.83	672.72	724.67
Quarter ended September 30	734.48	671.94	725.59
Quarter ended December 31	797.73	718.35	787.66
2007
Quarter ended March 31	829.44	760.06	800.71
Quarter ended June 30	855.09	803.22	833.70
Quarter ended September 30	855.77	751.54	805.45
Quarter ending December 31, 2007 (through October 2, 2007)	831.97	824.74	826.15

PS-8

Quarterly High, Low and Closing Levels of the MSCI® EAFE Index

	High	Low	Close
2005
Quarter ended March 31	1568.18	1462.16	1503.85
Quarter ended June 30	1518.07	1439.66	1473.72
Quarter ended September 30	1618.84	1450.18	1618.84
Quarter ended December 31	1696.07	1533.92	1680.13
2006
Quarter ended March 31	1841.74	1684.06	1827.65
Quarter ended June 30	1980.26	1681.70	1822.88
Quarter ended September 30	1914.88	1708.45	1885.26
Quarter ended December 31	2074.48	1890.59	2074.48
2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ended June 30	2285.36	2152.13	2262.24
Quarter ended September 30	2335.70	2039.86	2300.38
Quarter ending December 31, 2007 (through October 2, 2007)	2323.62	2313.66	2323.62

Additional Information in the Accompanying Prospectus Supplement No. 634

For the description relating to the basket indices, the index sponsors and license agreements between the applicable index sponsor and the issuer, see “The Indices — S&P 500® Index” on page A-52, “The Indices — Russell 2000® Index” on page A-48 and “The Indices — MSCI® EAFE Index”on page A-30 of the accompanying prospectus supplement no. 634.

PS-9

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes, as described in the section “United States Federal Taxation” in the accompanying prospectus supplement. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income based on the comparable yield of the notes, regardless of whether any stated interest is payable on the notes. In addition, any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. You should read the discussion under “United States Federal Taxation in the accompanying prospectus supplement” concerning the U.S. federal income tax consequences of investing in the notes.

        We have determined that the comparable yield for the notes is equal to 5.82% per annum, compounded semi-annually, with a projected payment at maturity of $1,583.4414 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
January 1, 2007 through December 31, 2007	$13.4183	$13.4183
January 1, 2008 through December 31, 2008	$59.8391	$73.2575
January 1, 2009 through December 31, 2009	$63.3724	$136.6299
January 1, 2010 through December 31, 2010	$67.1144	$203.7443
January 1, 2011 through December 31, 2011	$71.0773	$274.8215
January 1, 2012 through December 31, 2012	$75.2741	$350.0957
January 1, 2013 through December 31, 2013	$79.7188	$429.8145
January 1, 2014 through December 31, 2014	$84.4260	$514.2405
January 1, 2015 through October 13, 2015	$69.2010	$583.4414

        The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

        If you are a United States Alien Holder, please see “United States Federal Taxation – United States Alien Holders” in the accompanying prospectus supplement.

        You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

PS-10

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the offered notes specified on the front cover of this amended pricing supplement. Goldman, Sachs & Co. intends to resell the notes to the public at the original issue price set forth on the cover page of this amended pricing supplement, and to certain securities dealers at such price without any concession.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, for the offered notes, will be approximately $20,800. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the

PS-11

Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This amended pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this amended pricing supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

PS-12

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this amended pricing supplement. You must not rely on any unauthorized information or representations. This amended pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this amended pricing supplement is current only as of its date.

TABLE OF CONTENTS
Amendment No. 1 to the Pricing Supplement

Page
Summary Information	PS-2
Hypothetical Examples	PS-4
Additional Risk Factors Specific to Your Notes	PS-7
The Basket Indices	PS-8
Supplemental Discussion of Federal Income Tax Consequences	PS-10
Supplemental Plan of Distribution	PS-11

Prospectus Supplement No. 634 dated June 1, 2007
Summary Information	S-3
Hypothetical Returns on Your Note	S-9
Additional Risk Factors Specific to Your Notes	S-19
General Terms of the Index-Linked Notes	S-29
Use of Proceeds and Hedging	S-42
United States Federal Taxation	S-44
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
The Indices	A-1
Dow Jones Euro STOXX 50® Index	A-1
Dow Jones Industrial AverageSM	A-5
Dow Jones – AIG Commodity IndexSM	A-7
FTSETM 100 Index	A-13
S&P GSCI Commodity Index	A-16
S&P GSCI Commodity Total Return Index	A-21
Hang Seng Index®	A-28
MSCI® EAFE Index	A-30
MSCI Taiwan IndexSM	A-34
NASDAQ-100 Index®	A-36
Nikkei 225 Index	A-40
PHLX Housing SectorSM Index	A-43
PHLX Oil Service SectorSM Index	A-47
Russell 2000® Index	A-48
S&P 500® Index	A-52
TOPIX® Index	A-55

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$15,000,000

The Goldman Sachs Group, Inc.

Enhanced Participation Index-Linked Notes due 2015
(Linked to a Basket of Indices Comprised of the S&P® 500 Index, the Russell 2000® Index and the MSCI® EAFE Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.